Exhibit 10.3

 EXECUTIVE EMPLOYMENT AGREEMENT

This AGREEMENT (this "Agreement") is made as of the____ day of October, 2013 (the "Effective Date"), by and between TIGRENT INC., a Colorado corporation, with an address of 1612 E. Cape Coral Parkway, Cape Coral, FL 33904 (the "Company")  and ANTHONY C. HUMPAGE, an individual residing at _________________      (the "Executive").

WHEREAS Executive was engaged by the Company as Chief Executive Officer commencing September 1, 2012 (the "Start Date"); and

WHEREAS, the Company desires to continue to employ Executive in the capacity of Chief Executive Officer; and

WHEREAS Executive is willing to continue make his services available to the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follow:

1.             Term. The Company hereby employs Executive as Chief Executive Officer of the Company and Executive agrees to serve the Company as such upon the terms and conditions hereof commencing on the Effective Date and continuing until terminated by either the Company or Executive subject to and in accordance with Section 7 of this Agreement (the "Term").

2.             Duties.

(a)             Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Board of Directors thereof (the "Board"). Executive shall also serve on the Board without additional compensation. Executive shall also, if requested by the Board, serve as an executive officer of any Company subsidiary or joint venture company and/or as a fiduciary of any Company, subsidiary or joint venture company benefit plan(s).

(b)             Executive shall have such duties and responsibilities as are customary for Executive's position and any other duties or responsibilities that may be assigned or delegated to him from time to time. Executive agrees that he will use his best efforts to fulfill his duty of loyalty and care to the Company and to promote the business and interests of the Company above all others and that he will not engage, directly or indirectly, in any other business or occupation during the Employment Term, except as expressly permitted by the Board. It is understood, however, that the foregoing will not prohibit Executive from (i) devoting reasonably limited time to charitable activities and personal investment activities for himself and his family that do not interfere materially with the performance of his duties hereunder or (ii) serving on the board(s) of any other corporate, civic or charitable organizations so long as such service is not inconsistent with his fiduciary obligations to the Company or otherwise conflicts with his obligations under the Covenant Agreement.

3.             Compensation.

(a)               Base Annual Salary. The Company will pay Executive for all services to be rendered by Executive hereunder (including and without limitation, all services to be rendered by him as an officer and/or director of the Company and its subsidiaries and affiliates) a base annual salary (the "Base Annual Salary"), payable at least bi-weekly or otherwise in accordance with customary payroll practices for senior executives of the Company. The initial Base Annual Salary is Three Hundred Thousand Dollars ($300,000.00). On or about each anniversary of the Contract Start Date, the Board may review the Base Annual Salary with Executive, and the Base Annual Salary may be adjusted at the discretion of the Board during the Employment Term.

(b)              Incentive Compensation. Executive shall be eligible to receive an annual bonus ("Annual Bonus") and other long term incentive compensation, which are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), under such executive bonus plans and long term incentive plans as may be established by the Compensation Committee of the Board in its sole discretion from time to time, subject to the terms and conditions of such plans. The Annual Bonus will be based on the achievement of Company and individual performance goals to be established by the Compensation Committee, with annual target incentive bonuses of 100% of the Base Annual Salary.

(c)               Repayment upon Material Restatement.

                  The independent members of the Board ("Independent Director Committee") may. in its discretion, require reimbursement of any Annual Bonus or other incentive payments to Executive where: (I) the payment of such Annual Bonus or other incentive payments to Executive was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of the Company's audited financial statement with the need for such restatement having been confirmed by the Company's independent auditors; (2) the Independent Director Committee determines Executive engaged in gross negligence or willful misconduct that substantially caused the need for the restatement; and (3) a lower payment would have been made to Executive based upon the restated financial results. In each such instance, the Executive shall repay to the Company the amount by which the Executive's Annual Bonus or other incentive payments for the relevant period exceeded the lower payments that would have been made based on the restated financial results; provided, however, that the Executive shall not be required to repay any Annual bonus or other incentive payments, or portion thereof, pursuant to this paragraph if such payments relate to accounting periods occurring two (2) years (or such longer time period as may be required by law) or more prior to the restatement. Before the Independent Director Committee determines whether Executive engaged in gross negligence or willful misconduct that caused or substantially caused the need for the substantial restatement, it shall provide to Executive written notice and the opportunity to be heard, at a meeting of the Independent Director Committee (which may be in-person or telephonic, as determined by the Independent Director Committee).

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(d)             Vacation. Retroactive to the Start Date, and continuing through the Term of Executive's employment under this Agreement, Executive shall be entitled to four (4) weeks of paid annual vacation.

4.              Expenses. Retroactive to the Start Date, and continuing through the Term of Executive's employment under this Agreement, within thirty (30) days after the submission of reasonable supporting documentation by Executive and in accordance with the Company's expense reimbursement policy, the Company shall reimburse Executive for all reasonable and customary business, travel, and entertainment expenses incurred by Executive in the course of and pursuant to the business of the Company. In addition, the Company shall reimburse Executive for reasonable travel expenses Executive incurs in traveling from Executive's residence in Arizona to Cape Coral, Florida from time to time and for reasonable temporary living expenses Executive incurs for room, board and transportation in the Cape Coral, FL area.

5.              Executive Benefits. Retroactive to the Start Date, and continuing through during the Term of Executive's employment under this Agreement, Executive shall be entitled to participate in any employee benefit plans, programs or policies provided to other full time employees or senior management of the Company or which may become in effect for the benefit of any other employees or senior management of the Company at any time during the course of Executive's employment by the Company, subject to the terms of such plans, programs or policies. Such other benefits shall include, but not be limited to, directors' and officers' liability insurance maintained by the Company for the benefit of its directors and officers. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

6.              Withholding.  All payments required to be made by the Company to Executive hereunder shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule, or regulation.

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7.              Termination of Employment.

(a)              Death: Permanent Disability. Upon the death of Executive during the term of this Agreement, the Employment Term shall terminate. If during the Employment Term Executive fails, because of illness or other incapacity, to perform the services required to be performed by him hereunder for any period of more than 90 days during any calendar year (provided that vacation time, if not previously taken, shall be exhausted before the above 90-day period commences to run) (any such illness or incapacity being hereinafter referred to as "Permanent Disability"), then the Company, in its discretion, may at any time thereafter terminate the Employment Term upon not less than 30 days' written notice thereof to Executive, and the Employment Term shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of the Employment Term; provided, however, that no such termination shall be effective if prior to the date when such notice is given, Executive's illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.

If Executive's employment shall be terminated by reason of his death or Permanent Disability, Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid salary through the date of termination; (ii) a pro rata portion of any annual bonus that Executive otherwise would have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Company (such pro rata portion to be payable at the time such annual bonus otherwise would have been payable to Executive); and (iii) subject to the terms thereof, any benefits that may be due to Executive on the date of his termination under the provisions of any employee benefit plan, program, or policy of the Company. If Executive's employment is terminated by reason of his Permanent Disability, Executive shall be entitled to receive short-term disability benefits subject to the terms of the Company's short-term disability plan until such time as Executive becomes entitled to the benefits under the Company's Long Term Disability Plan; provided that the Company's obligation to provide such short-term disability benefits to Executive shall not under any circumstances extend beyond the maximum period provided in the Company's short-term disability plan plus an additional 90 days.

(b)              Termination for Cause or Upon Executive's Resignation. If the Employment Term is terminated (i) by Executive (other than as a result of a material breach by the Company as set forth in Section 7(c) or (ii) by the Company for Cause, in either case, Executive shall be entitled to receive only (x) any earned and unpaid Base Annual Salary accrued through the date of termination and (y) subject to the terms thereof, any benefits which may be due to Executive on such date under the provisions of any employee benefit plan, program, or policy. If Executive is terminated for Cause, the Company shall deliver written notice to Executive, which notice shall specify the item of Cause for which Executive has been terminated.

For purposes of this Agreement, "Cause" and "for Cause" shall mean (i) any intentional breach of Executive's fiduciary duty to the Company, including but not limited to fraud, dishonesty, embezzlement, and failure to follow directions of the Board of Directors or of the Company's parent corporation; (ii) Executive's material breach of this Agreement (iii) Executive's material breach of the Covenant Agreement; (iv) Executive's gross negligence or willful misconduct in the performance of his duties that materially adversely affects the Company; (v) any material violation by Executive of the Company's non-discrimination, non-harassment, or non-retaliation policies or procedures as may be established by the Company from time to time; (vi) conviction of, or a plea to, a felony (including a plea of nolo contendere); or (vii) Executive's continued failure to perform in any material respect his duties to the Company as specifically directed by the Board; provided, however, that (A) the Company shall give Executive notice of any circumstances described in (ii) or (vii) above, which notice shall describe such circumstances in reasonable detail, and (B) no for "Cause" termination shall be deemed to exist if Executive shall remedy or cure the relevant circumstances within 20 days from his receipt of such notice. Termination for Cause under clause (ii) or (vii) shall be effective immediately following expiration of the 20-day cure period as aforesaid; provided Executive has not previously cured the event of Cause; and termination for Cause under (iv) shall be effective immediately upon receipt by Executive of written notice of termination.

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(c)              Termination Other than for Cause or Upon Material Breach by Company. If the Employment Term is terminated (i) by the Company other than for Cause or (ii) by Executive, subject to the succeeding sentence, following a material breach by the Company of this Agreement (including, but not limited to, any material diminution in the scope of the Executive's duties or a reduction in the Annual Salary payable hereunder), in either case, the Company shall continue to pay to Executive (x) the Base Annual Salary in effect at the end of the Employment Term for a period of six (6) months after such termination of this Agreement payable in installments at least bi-weekly or otherwise in accordance with customary payroll practices for senior executives of the Company. and, as severance compensation, (y) a prorated bonus ("Prorated Termination Bonus") in an amount equal to the Annual Bonus for the Executive that has accrued, if any, at the end of the calendar quarter immediately prior to the quarter in which the termination of the Executive's employment occurs prorated out through end of the calendar quarter in which the Executives termination occurs, multiplied by a fraction, the numerator of which is the number of completed calendar days of employment during the calendar year in which the Executive's employment terminates and the denominator of which is the total number of calendar days through the end of the calendar quarter in which the termination of the Executive's employment occurs. By way of example only, if Executive's employment terminates under this paragraph on the 300th day of the year (i.e., within the fourth quarter) and the accrued Annual Bonus as of the end of third quarter is $30,000, then the Executive shall be entitled to a Prorated Termination Bonus as follows:

3" Quarter Accrual ($30,000) prorated through the end of the 4th quarter = $40,000

$40,000 x 300 (number of days in the calendar year on day of termination) / 365 (number of calendars days at the end of the quarter in which the termination occurs) = $32,877 Prorated Termination Bonus.

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The Prorated Termination Bonus shall be paid to Executive in accordance with the provisions of Section 3 above.

If there is a material breach of this Agreement by the Company, Executive shall, within 30 days following his knowledge of such breach, deliver written notice to the Company, which notice shall specify such material breach. No material breach shall be deemed to exist if the Company shall remedy or cure the relevant circumstances within 20 days of its receipt of such notice. Payment by the Company of any amounts set forth in this Section 7(c), shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company's obligations in this Section and its obligations in Section 3) and (ii) Executive's continued compliance with the terms and conditions of Covenant Agreement. Notwithstanding anything contained in any Company annual incentive bonus plan, payment of any Termination Prorated Bonus pursuant to this paragraph 7(c) shall be in complete and total satisfaction of any obligation of the Company to Executive under such annual incentive bonus plan with respect to the performance period to which the Termination Prorated Bonus relates.

(d)             Termination following Change of Control. If the Employment Term is terminated by (i) the Company without Cause or by Executive following a material breach by the Company, (including, but not limited to, any material diminution in the scope of the Executive's duties or a reduction in the Annual Salary payable hereunder), in either case within eighteen (18) months following a Change of Control (as defined below) of the Company, (a "Change of Control Termination") then (i) the Company shall pay to Executive in a lump sum payment (x) all Base Salary that has accrued but is unpaid as of the Termination Date, (y) an amount equal to the Annual Base salary then in effect and (z) a prorated bonus, such prorated bonus being in an amount equal to the target bonus for the Executive under the Company's annual incentive bonus plan in the year of the Change in Control, multiplied by a fraction, the numerator of which is the number of completed days of employment during such performance period and the denominator of which is the total number of days in the performance period ("the Change in Control Termination Prorated Bonus") , and (ii) the Company shall pay on behalf of Executive the premium amounts for COBRA medical continuation coverage under the Company's medical plan for a period of twelve (I 2) months after the Termination Date. If Executive becomes eligible for and elects to receive benefits under an employee benefit plan, program, or arrangement of another employer during the twelve (12) month period following the Termination Date, the Company's obligations to pay the premium cost of such benefits as set forth above shall cease. Payment by the Company of any amounts set forth in this Section 7(d) shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company's obligations in this Section and its obligations in Section 3) and (ii) Executive's continued compliance with the terms and conditions of Covenant Agreement. Notwithstanding anything contained in any Company annual incentive bonus plan. Payment of any Change in Control Termination Prorated Bonus pursuant to this paragraph 7(d) shall be in complete and total satisfaction of any obligation of the Company to Executive under such annual incentive bonus plan with respect to the performance period to which the Change in Control Termination Prorated Bonus relates.

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For purposes hereof, a "Change of Control" shall have the meaning assigned to it in the Tigrent Inc. 2012 Incentive Plan attached hereto as Appendix A.

(e)            Termination Upon Demand of RDOC. If the Executive's employment with the Company is terminated by the Board, other than for Cause or as the result of a Change in Control, within twelve (12) months of a demand for such termination by Rich Dad Operating Company, LLC ("RDOC") or any substitute Rich Dad entity or Robert or Kim Kiyosaki and RDOC notifies the Company that RDOC desires to remove, with our without cause, the Executive as RDOC's Licensor Designee to the Board as provided for Article VIII of that certain Rich Dad Operating Company, LLC License Agreement by and between RDOC and the Company having an effective date of September 1, 2013 (or such other agreement between RDOC and the Company that permits RDOC to designate an individual to sit on the Board) then the Company shall pay to Executive (i) an amount equal to the Base Annual Salary in effect at the end of the Employment Term payable as follows (aa) a lump sum of $150,000 payable upon the expiration of the seven (7) day revocation period of the general release delivered by the Executive pursuant to this paragraph (the "Release Delivery Date") and (bb) the balance amortized over a six (6) month period commencing on the Release Delivery Date and payable in equal installments at least bi-weekly or otherwise in accordance with customary payroll practices for senior executives of the Company, and, as severance compensation, (ii) a Prorated Termination Bonus calculated in accordance with the formula set forth in Section 7(c) of this Agreement, likewise payable in equal installments over a six (6) month period commencing on the Release Delivery Date. Payment by the Company of any amounts set forth in this Section 7(e), shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company's obligations in this Section and its obligations in Section 3, and (ii) Executive's continued compliance with the terms and conditions of the Covenant Agreement. Notwithstanding anything contained in any Company annual incentive bonus plan, payment of any Prorated Termination Bonus pursuant to this paragraph 7(e) shall be in complete and total satisfaction of any obligation of the Company to Executive under such annual incentive bonus plan with respect to the performance period to which the Prorated Termination Bonus relates. The Prorated Termination Bonus shall be paid to Executive in accordance with the provisions of Section 3 above.

(f)              Equity Grants. Upon the termination of employment of the Executive for any reason, all awards of common stock in the Company or other awards that are valued in whole or in part by reference to, or otherwise based on the common stock of the company, including, but not limited to, stock options, restricted stock or restricted stock units, stock appreciation rights, and performance shares or performance units, previously made to the Executive shall be governed by the respective terms of such awards and any agreements entered into between the Company and the Executive with respect to such awards, notwithstanding anything in this Agreement to the contrary.

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(g)             If the Executive's employment with the Company is terminated under either Section 7(c) or Section 7(d), Executive shall have the option, exercisable upon not more than seven (7) days written notice to the Company after the date of such termination, to purchase any such Company-owned vehicle made available for the business use of executives of the Company while in Cape Coral, FL at an all cash price equ.al to the lesser of (i) the value of such vehicle as reflected on the books of the Company on the date of such termination or (ii) its fair market value. Any such sale shall close within twenty (20) days after the date of termination.

(h)             No Other Amounts. Executive hereby agrees that except as expressly provided in this Agreement (including any benefits expressly referenced herein as being generally available to Executive), no salary, bonus, benefits, severance, or other compensation of any kind, nature, or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for salary, bonus, benefits, severance, or other compensation.

8.             Insurance. Executive agrees that the Company may procure insurance on the life of Executive, in such amounts as the Company may in its discretion determine, and with the Company named as the beneficiary under the policy or policies. Executive agrees that upon request from the Company he will submit to a physical examination and will execute such applications and other documents as may be reasonably required for the procurement of such insurance.

9.             Restrictive Covenants. Executive agrees to execute the Confidentiality, Non-Compete and Non-Solicitation Agreement (attached hereto as Appendix B) ("Covenant Agreement") contemporaneously with the execution of this Agreement and agrees to comply with the Covenant Agreement. The restrictions provided for in the Covenant Agreement shall survive the termination of this Agreement and the termination of Executive's employment with the Company.

10.           Acceptance by Executive, Executive accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on his part to be performed hereunder. The Company accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on its part to be performed hereunder.

11.           Equitable Remedies. Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Company would seriously hamper the business of the Company and the parties acknowledge that any violation or breach of this Agreement, including, but not limited to, the Covenant Agreement, will cause the non-breaching party to suffer irreparable damage. The parties hereby expressly agree that the non-breaching party shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the other party and to secure enforcement of the provisions of this Agreement, including, but not limited to, Sections 9 or 10 hereof. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the non-breaching party may have.

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12.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No waiver by any party of any breach by the other party of any provision or condition of this agreement by it to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

13.           Severability. In case any provision in this agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.           Notices. All notices, requests, demands and other communications provided for by this agreement ("Notices") shall be in writing and shall be deemed to have been given and to have been effective and deemed received at the time when hand delivered or delivered by Federal Express or other recognized overnight courier delivery service, such Notices to be addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by Notice given as aforesaid:

To the Company		Tigrent Inc. Board of Directors Attn: Chairman 1612 E. Cape Coral Parkway Cape Coral, FL 33904

	with a copy to:	Tigrent Inc. Attn: General Counsel 1612 E. Cape Coral Parkway Cape Coral, FL 33904

To Executive		Anthony C. Humpage

with a copy to:

provided, however, that any Notice of change of address shall be effective only upon receipt.

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15.           Successors and Assigns. This agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder (except for an assignment or transfer by the Company to a successor as contemplated by the following proviso); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise, and upon Executive, his heirs, executors, administrators, and legal representatives.

16.            Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida without giving effect to any principles of conflict of laws.

17.            Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

18.            Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

19.            Number and Gender. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

20.            Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

2l ..            Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, and in insolvency, bankruptcy and regulatory proceedings, and all related expenses and costs. Any suit, action or proceeding with respect to this agreement shall be brought in the courts of Lee County in the State of Florida or in the U.S. District Court for the Central District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

Venue for any such action, in addition to any other venue permitted by statute, will be Lee County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or any judgment entered by any court in respect thereof brought in Lee County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Lee County, Florida has been brought in an inconvenient forum.

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22.            No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

23.            Counterparts. This agreement may be executed in one or more electronic counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands on the day and year first written above.

TIGRENT INC.
a Colorado Corporation

By:
Name:
Title:

/s/ Anthony C. Humpage
Anthony C. Humpage

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Appendix A

(2012 Incentive Plan)

Appendix B

(Confidentiality, Non-Compete and Non-Solicitation Agreement)